EXHIBIT  16.1

October 25, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Re:	FTS Group, Inc. Commission File Number 000-24829

Dear Sir/Madam:

We have read item 4., Changes in Registrant’s Certifying Accountant as set forth in the Current Report on Form 8-K of FTS Group, Inc., dated October 25, 2005, and agree with the statement contained therein.

Very truly yours,

/s/  WithumSmith+Brown, P.C.

WithumSmith+Brown, P.C.